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                                                                     EXHIBIT 8.1


                               December ___, 2001



SunTrust Banks, Inc.
303 Peachtree Street, N.E.
Atlanta, Georgia  30308

Ladies and Gentlemen:

         We have acted as tax counsel to SunTrust Banks, Inc., a Georgia corporation (the "Company"), and to SunTrust Capital V, a Delaware statutory business trust (the "Trust"), in connection with the proposed offering by the Trust of its trust preferred securities (the "Preferred Securities") as described in that certain prospectus dated November 26, 2001, as supplemented by a prospectus supplement to be dated on or about December 4, 2001 (together, the "Prospectus Supplement"). The Preferred Securities will represent beneficial ownership interests in the assets of the Trust, which will consist of subordinated deferrable interest debentures to be issued by the Company (the "Subordinated Debt Securities"). In connection therewith, you have requested our opinions regarding (i) the federal income tax classification of the Subordinated Debt Securities, (ii) the federal income tax classification of the Trust, and
(iii) the accuracy of the discussion included in the Prospectus Supplement under the heading "Certain United States Federal Income Tax Consequences."

         In rendering the opinions expressed herein, we have examined such documents as we have deemed appropriate including, without limitation, (i) the Registration Statement on Form

         S-3 (Registration Statement No. 333-73368, No. 333-73368-01 and No. 333-73368-02 (the "Registration Statement"), filed with the Commission in accordance with the Act on November 14, 2001, including the exhibits thereto and the documents incorporated by reference therein, at the time the Registration Statement became effective; (ii) the Prospectus Supplement; (iii) the Indenture dated November 14, 2001 between the Company and Bank One N.A., as trustee (the "Trustee"); (iv) the form of First Supplemental Indenture to be entered into by the Company and the Trustee; (v) the form of Subordinated Debt Security to be issued by the Company; and (vi) the form of Amended and Restated Declaration of Trust to be entered into by the Company, the Trust, the Institutional Trustee, the Delaware Trustee and the Regular Trustees.


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         In such review we have assumed the genuineness of signatures on all documents submitted to us as originals and the conformity to original documents of all copies submitted to us as certified, conformed or photographic copies, and, as to certificates of public officials, we have assumed the same to be accurate and to have been given properly. We have also reviewed such matters of law as we have deemed necessary as a basis for the opinions hereinafter expressed.

         In our examination of such documents and in our reliance upon them in rendering our opinions, we have assumed that such documents have been or will be duly executed and validly signed or filed, to the extent required, in substantially the same form as they have been provided to us; that each executed document (as applicable) will constitute the legal, valid, binding, and enforceable agreement of the signatory parties; that all representations and statements set forth in such documents will be true, accurate, and complete; and that all obligations imposed on, or covenants agreed to by, the parties pursuant to any of such documents have been or will be performed or satisfied in accordance with their terms. We also have obtained such additional information, upon which we also have relied in rendering our opinions, as we have deemed relevant and necessary through consultations with various representatives of the Company.

         Based upon and subject to the foregoing, it is our opinion that:

                  1. The Subordinated Debt Securities will be treated as indebtedness of the Company for United States federal income tax purposes.

                  2. The Trust will be classified as a grantor trust and will not be treated as an association taxable as a corporation for United States federal income tax purposes. As a result, each beneficial owner of Preferred Securities will be required to include in its gross income its pro rata share of the interest or original issue discount paid or accrued with respect to the Subordinated Debt Securities, whether or not cash is actually distributed to Security holders.

                  3. The discussion contained in that portion of the Prospectus Supplement under the caption "Certain United States Federal Income Tax Consequences" constitutes, in all material respects, a fair and accurate summary of the principal United States federal income tax consequences of the purchase, ownership, and disposition of Preferred Securities under current law.

         The opinions expressed herein are based upon existing statutory, regulatory, administrative, and judicial authority in effect as of the date of this letter, any of which may be changed at any time with retroactive effect. Further, our opinions are based solely on the documents that we have examined and the additional information that we have obtained. Our opinions cannot be relied upon if any of the material facts contained in such documents or any such additional information is, or later becomes, materially inaccurate. Our opinions represent our legal judgment, have no official status of any kind, and are not binding upon the Internal Revenue Service or any court.


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         Finally, our opinions are limited to the tax matters specifically addressed herein. We have not been asked to address herein, nor have we addressed herein, any other tax consequences of the offering of the Preferred Securities, including, but not limited to, any state, local, or foreign tax consequences.

         We have furnished this letter in our capacity as counsel to the Company and the Trust solely in connection with the offering of the Preferred Securities. This letter is for the benefit of the Company and the Trust and may not be relied upon for any other purpose without our express written consent.

         We hereby consent, however, to the filing of this letter as an exhibit to the Registration Statement and to reference of our name under the captions "Certain United States Federal Income Tax Consequences" and "Legal Matters" in the Prospectus Supplement. In giving such consent, we do not thereby admit that we are included within the category of persons whose consent is required under
Section 7 of the Securities Act of 1933 or rules and regulations promulgated thereunder.

                                         Very truly yours,



                                         KING & SPALDING